Exhibit 99.2

LogMeIn Announces Merger with Citrix’s GoTo Family of Products to Create a Billion Dollar Industry Leader

J U LY 2 6 TH, 2 0 1 6

Safe Harbor Statement

This communication contains “forward-looking statements” concerning LogMeIn, Inc. (“LMI”), Citrix Systems, Inc. (“Citrix”), GetGo, Inc. (“GetGo”), the proposed transactions and other matters. All statements other than statements of historical fact contained in this report are forward-looking statements within the meaning of Section 27A of the United States Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements usually relate to future events and anticipated revenues, earnings, cash flows or other aspects of our operations or operating results. Forward-looking statements are often identified by the words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” “may,” “estimate,” “outlook” and similar expressions, including the negative thereof. The absence of these words, however, does not mean that the statements are not forward-looking. These forward-looking statements are based on the current expectations, beliefs and assumptions of the management of LMI, Citrix and GetGo concerning future developments, business conditions, and their potential effects. There can be no assurance that future developments affecting the parties will be those that the parties anticipate.

Among the risks and uncertainties that could cause actual results to differ from those described in the forward-looking statements are the following: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, (2) the risk that LMI’s stockholders may not approve the issuance of the Company common stock in connection with the proposed merger, (3) the risk that the necessary regulatory approvals may not be obtained or may be obtained subject to conditions that are not anticipated, (4) risks that any of the closing conditions to the proposed merger, including Citrix’s distribution of the shares of GetGo, may not be satisfied in a timely manner, (5) risks related to disruption of management time from ongoing business operations due to the proposed transactions, (6) failure to realize the estimated synergies or growth from the proposed transactions or that such benefits may take longer to realize than expected, (7) risks related to unanticipated costs of integration of GetGo by LMI, (8) the effect of the announcement of the proposed transactions or the consummation of the proposed transactions on the ability of LMI and Citrix to retain and hire key personnel and maintain relationships with their key business partners and customers, and on their operating results and businesses generally, (9) the length of time necessary to consummate the proposed transactions, (10) adverse trends in economic conditions generally or in the industries in which the LMI and Citrix operate, (11) adverse changes to, or interruptions in, relationships with third parties unrelated to the announcement, (12) LMI’s ability to compete effectively and successfully and to add new products and services, (13) LMI’s ability to successfully manage and integrate acquisitions, (14) the ability to attract new customers and retain existing customers in the manner anticipated, (15) unanticipated changes relating to competitive factors in the parties’ industries, and (16) the business interruptions in connection with the LMI’s technology systems. Discussions of additional risks and uncertainties are contained in LMI’s, Citrix’s and GetGo’s filings with the U.S. Securities and Exchange Commission (the “SEC”).

None of LMI, Citrix or GetGo is under any obligation, and each expressly disclaim any obligation, to update, alter, or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events, or otherwise. Persons reading this announcement are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. No Offer or Solicitation This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transactions or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the public offer will not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including without limitation, facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.

Important Additional Information Will be Filed with the SEC

In connection with the proposed transaction, LogMeIn and GetGo intend to file registration statements with the SEC. LogMeIn will also file a proxy statement. Citrix stockholders are urged to read the prospectus and/or information statement that will be included in the registration statements and any other relevant documents when they become available, and LogMeIn stockholders are urged to read the proxy statement and any other relevant documents when they become available, because they will contain important information about LogMeIn, GetGo, Citrix and the proposed transactions. The proxy statement, prospectus and/or information statement and other documents relating to the proposed transaction (when they become available) can also be obtained free of charge from the SEC’s website at www.sec.gov. The proxy statement, prospectus and/or information statement and other documents

(when they are available) can also be obtained free of charge from Citrix upon written request to Investor Relations, 851 Cypress Creek Road, Fort Lauderdale, FL 33309, or by calling (954) 229-5758 or upon written request to LogMeIn, Investor Relations, 320 Summer Street, Boston, MA 02210 or by calling (781) 897-0694.

Participants in the Solicitation

This communication is not a solicitation of a proxy from any security holder of LogMeIn. However, LogMeIn, Citrix and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from shareholders of LogMeIn in connection with the proposed transaction under the rules of the SEC. Information regarding the persons who are, under the rules of the SEC, participants in the solicitation of the stockholders of LogMeIn in connection with the proposed transactions, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the [proxy statement/prospectus when it is filed with the SEC. Information about the directors and executive officers of Citrix may be found in its Annual Report on Form 10-K filed with the SEC on February 18, 2016, and its definitive proxy statement relating to its 2016 Annual Meeting of Shareholders filed with the SEC on April 29, 2016. Information about the directors and executive officers of LogMeIn may be found in its Annual Report on Form 10-K filed with the SEC on February 19, 2016, and its definitive proxy statement relating to its 2016 Annual Meeting of Stockholders filed with the SEC on April 8, 2016.

© 2016, LogMeIn, Inc. 1

Scale to Accelerate Current Vision

Cloud-based apps that simplify the way people connect to each other and the world around them

LogMeIn helps millions of people simply and securely connect to devices, people, products, and apps from anywhere in the world.

~$680M+

Revenue 2016E

GoTo is a leader with an enormous customer base and the most recognized brands in the industry.

Combined Company

$1B+

Anticipated Annual Revenue

This merger creates one of the world’s top 10 SaaS companies*

$100M+

Anticipated Cost Synergies

$250M+

Anticipated Annual Free Cash Flow**

35%+

Anticipated Adj. EBITDA

Margin**

*As defined by annual revenue

**Based on year one anticipated run rate synergies of $65M

© 2016, LogMeIn, Inc.

Compelling Leadership in Core Segments

Rich product portfolio and millions of customers worldwide create instant leadership and scale

Collaboration

Identity & Access Management

Service

Combine world’s best user experience with seamless communications platform to transform the way people collaborate

Enable simple and secure access for people and businesses as they evolve to an app and cloud-centric world

Empower companies to reimagine customer engagement and support across all digital channels, devices, and media

$10B+

TAM*

*Based on Frost & Sullivan and IDC Research, and Management Analysis

© 2016, LogMeIn, Inc.

Strong Financial Rationale

Significantly increased cash flow generation and accretive to free cash flow per share

Illustrative Pro Forma Financial Profile Including ~$65M Year 1 Cost Synergies	
Revenue	**~$1B+**
Adj. EBITDA	**~$375M+**
% Margin	*35%+*
FCF	**~$250M+**
% Margin	*25%+*

Illustrative Pro Forma Per Share vs. LOGM Standalone*

~80%
Adj. EBITDA Increase

~35%
Free Cash Flow Increase

LogMeIn

**Includes $65M of year one run rate cost synergies, and as compared to LOGM 2017E FCF/share; based on approximately 55 million fully diluted shares outstanding, as of anticipated close date*

© 2016, LogMeIn, Inc.

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Substantial Synergy Opportunities

~$65M

Expected Run-rate Cost Synergies in Year One

$100M+

Expected Run-rate Cost

Synergies in Year Two

Sales & Marketing Spend Optimization

Product & Engineering Optimization

G&A Efficiencies

© 2016, LogMeIn, Inc.

Transaction Details

Structure & Consideration

Fully Diluted

Ownership

Leadership

Governance

Timing & Closing Conditions

Reverse Morris Trust (RMT)

Citrix equityholders will receive an aggregate of 27.6 M LogMeIn shares on a fully diluted basis*, valued at approximately $1.8 Billion based on LogMeIn’s closing stock price on July 25th, 2016

Citrix will contribute $25M of cash to the combined company

LogMeIn will issue up to $1.50 per share in dividends to its shareholders prior to close The deal is expected to be tax-free to Citrix and its shareholders for U.S. federal income tax purposes

LogMeIn shareholders – 49.9% Citrix shareholders – 50.1%

Bill Wagner – President & CEO, LogMeIn Ed Herdiech– Chief Financial Officer, LogMeIn

Commitment to retain best talent of both organizations

4 Citrix directors – including Bob Calderoni, Jesse Cohn, Peter Sacripanti, David Henshall

Michael Simon, Current Chairman of the Board of LogMeIn, to remain as Chairman of the Combined Company; Bill Wagner will retain his board seat as CEO of the Combined Company 3 other LogMeIn directors – named at a later date Operating Committee of the Board to oversee synergy realization

Targeted close during first quarter 2017 LogMeIn shareholder vote

Subject to certain regulatory approvals and other customary closing conditions

*Fully diluted shares incudes common stock and RSU’s

© 2016, LogMeIn, Inc.

Key Benefits for All Stakeholders

Creating one of the world’s top 10 SaaS companies with $1B+ in revenue

Anticipated

Offers exciting Strong combined acceleration of career development financial profile product innovation opportunities and expected to result in to better serve the participation in accretion across all needs of millions of industry key financial metrics customers transformation worldwide

Shareholders Customers Employees

© 2016, LogMeIn, Inc.